Exhibit 99.2

Neutral Tandem, Inc. and Subsidiaries

Pro Forma Unaudited Condensed Combined Financial Statements

On October 1, 2010, Neutral Tandem (the “Company”) completed the purchase of Tinet S.p.A. (“Tinet”).

The following unaudited pro forma statements of income for the nine months ended September 30, 2010 and the year ended December 31, 2009 are prepared as if the acquisition occurred on January 1, 2009. The unaudited pro forma balance sheet information as of September 30, 2010 has been prepared as if the acquisition, occurred on that date.

The unaudited pro forma condensed combined financial statements give effect to the acquisition by the Company of all of the outstanding shares of Tinet for aggregate cash consideration of $77.3 million, and are derived from the application of pro forma adjustments to the historical consolidated financial statements of the Company and Tinet.

The Acquisition will be accounted for using the acquisition method of accounting. Under this method, the purchase price for the 100% ownership in Tinet is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is goodwill.

The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The Company’s process for estimating the fair value of identifiable intangible assets, certain tangible assets and estimated useful life is complex and requires significant estimates and assumptions. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and the related adjustments have been made solely for the purpose of presenting these statements, and will be adjusted upon completion of the final valuation of the acquired assets and assumed liabilities. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the acquisition.

The unaudited pro forma condensed combined financial information includes historical financial information for the Company and Tinet. The Company’s historical consolidated balance sheet information as of September 30, 2010 and its historical consolidated statement of income information for the nine months ended September 30, 2010 were taken from the unaudited consolidated financial statements in the Company’s most recent quarterly report on Form 10-Q for the quarter ended September 30, 2010. The Company’s historical consolidated statement of income for the year ended December 31, 2009 was taken from the audited consolidated financial statements in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2009.

Tinet’s historical US GAAP balance sheet information as of September 30, 2010 and statement of income information both as of and for the nine-month period ended September 30, 2010 and for the year-ended December 31, 2009 included in the unaudited pro forma financial statements reflects Tinet’s unaudited results of operations and balance sheet according to the standards set out in Chapter III (Article 25-43) of D. Lgs. (Italian Legislative Decree) 127/91 integrated and interpreted according to the accounting principles laid down by the Italian Accountancy Body, the Accounting Standards Committee of the Italian National Council of Accountants and Accountancy Professionals and, where necessary, by integrating International Accounting Standards (herein referred to as “Italian GAAP”) converted to U.S GAAP. Both of these Tinet historical statements of income were translated from Euros into US dollars using the average foreign exchange rates prevailing during the periods used by Tinet in preparing its financial statements (average rate of $1.317 for the nine months ended September 30, 2010 and $1.395 for the twelve months ended December 31, 2009). Tinet’s balance sheet as of September 30, 2010 was translated from Euros into U.S. dollars using the foreign exchange rate at September 30, 2010 ($1.361).

The preliminary purchase price of approximately $77.3 million, was financed with cash from the Company’s balance sheet. $7.5 million of the cash consideration will be placed in escrow for a period of two years following the acquisition. In addition to the cash, the Company and Tinet recorded approximately $4.0 million for acquisition related costs, including legal, accounting and advisory services in its statement of income. These amounts have been eliminated from the September 30, 2010 pro forma condensed combined statements of income as they are non-recurring. The amounts are included in the September 30, 2010 pro forma condensed combined balance sheets as part of retained earnings. The acquisition has been accounted for as a purchase business combination, and accordingly the purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition.

The preliminary purchase price also does not reflect any return of funds in escrow pending resolution of certain tax and other matters.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred as of the beginning of the periods presented or at the balance sheet date presented, nor is it necessarily indicative of future financial position or results of operations. The pro forma adjustments give effect to (i) the preliminary estimated allocation of the acquisition purchase price and (ii) the repayment of $31.1 million of Tinet’s debt and (iii) payment of the purchase price for the acquisition. This unaudited pro forma financial information does not include, nor does it assume, any benefits from cost savings or synergies of the combined operations. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company included on Form 10-Q for the quarter ended September 30, 2010 and Form 10-K for the year ended December 31, 2009 and with the historical audited financial statements of Tinet Group S.p.A as of and for the nine-month period ended September 30, 2010 included elsewhere in this Current Report on Form 8-K/A.

Neutral Tandem, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2010

	Historical		Pro-Forma
(In thousands of U.S. Dollars)	Neutral Tandem	Tinet S.p.A (U.S. GAAP Basis)	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$204,827	$5,374	(108,419)	A/B	$101,782
Receivables, net	22,360	12,495	—		34,855
Deferred income taxes – current	1,710	—	—		1,710
Other current assets	6,354	2,826	—		9,180

Total current assets	235,251	20,695	(108,419)		147,527
Property, plant and equipment, net	48,306	23,995	4,477	C	76,778
Goodwill	—	9,040	41,189	D	50,229
Intangible assets, net	—	23,936	9,007	E/B	32,943
Deferred income taxes – noncurrent	—	—	—		—
Restricted cash	907	—	—		907
Other assets	486	2,242	340	F	3,068

Total assets	$284,950	$79,908	(53,406)		$311,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,790	$17,115	(2,868)	B/G	$17,037
Accrued liabilities:
Taxes payable	695	1,190	—		1,885
Circuit cost	6,174	4,008	—		10,182
Rent	1,181	—	—		1,181
Payroll and related items	2,891	1,740	—		4,631
Other	3,102	1,565	—		4,667
Current installments of long-term debt	—	—	—		—

Total current liabilities	16,833	25,618	(2,868)		39,583
Other liabilities – noncurrent	—	2,770	(2,321)	J	449
Deferred income taxes – noncurrent	3,631	649	4,457	I	8,737
Long-term debt – excluding current installments	—	26,418	(26,418)	B	—

Total liabilities	20,464	55,455	(27,150)		48,769
Commitments and contingencies	—	—	—		—
Shareholders’ equity:
Preferred stock	—	—	—		—
Common Stock – par value of $.001; 150,000,000 authorized shares; 33,108,868 shares issued and outstanding	33	—	—		33
Capital in Tinet, at par	—	163	(163)	H	—
Additional paid-in capital	168,506	29,093	(29,093)	H	168,506
Retained earnings	95,947	(4,803)	3,000	H/G/I	94,144

Total shareholders’ equity	264,486	24,453	(26,256)		262,683

Total liabilities and stockholders’ equity	$284,950	$79,908	(53,406)		$311,452

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Neutral Tandem, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Income

For the Period Ended September 30, 2010

	Historical		Pro-Forma
(In 000’s of U.S. Dollars, except share and per share data)	Neutral Tandem	Tinet S.p.A (U.S. GAAP Basis)	Adjustments		Combined
Revenue	$136,040	$43,065	—		$179,105
Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	45,044	19,152	—		64,196
Operations	17,155	7,443	—		24,598
Sales and marketing	1,613	6,682	—		8,295
General and administrative	19,429	8,278	(2,153)	K	25,554
Depreciation and amortization	12,223	5,277	1,012	L	18,512
Gain on disposal of fixed assets	(74)	—	—		(74)

Total operating expense	95,390	46,832	(1,141)		141,081

Income from operations	40,650	(3,767)	1,141		38,024
Other (income) expense:
Interest expense	4	941	(883)	O	62
Interest income	(176)	—	55	M	(121)
Other (income) expense	(2,126)	23	—		(2,103)
Foreign exchange loss		(63)	—		(63)

Total other (income) expense	(2,298)	901	(828)		(2,225)

Income before income taxes	42,948	(4,668)	1,969		40,249
Provision for income taxes	16,417	959	(61)	N	17,315
Net income	$26,531	$(5,627)	2,030		$22,934

Basic earnings per common share	$0.80				$0.69
Diluted earnings per common share	$0.79				$0.68
Basic shares outstanding	33,164				33,164
Diluted shares outstanding	33,616				33,616

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Neutral Tandem, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2009

	Historical		Pro-Forma
(In 000’s of U.S. Dollars, except share and per share data)	Neutral Tandem	Tinet S.p.A (1)	Adjustments		Combined
Revenue	$168,906	$57,771	—		$226,677
Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	50,648	24,913	—		75,561
Operations	19,798	8,560	—		28,358
Sales and marketing	1,996	8,432	—		10,428
General and administrative	17,958	3,380	—		21,338
Depreciation and amortization	14,594	7,083	1,429	L	23,106
Gain on disposal of fixed assets	(53)	—	—		(53)

Total operating expense	104,941	52,368	1,429		158,738

Income from operations	63,965	5,403	(1,429)		67,939
Other (income) expense:
Interest expense	293	1,139	(695)	O	737
Interest income	(801)	—	336	M	(465)
Other (income) expense	(370)	(28)	—		(398)
Foreign exchange loss	—	801	—		801

Total other (income) expense	(878)	1,912	(359)		675

Income before income taxes	64,843	3,491	(1,070)		67,264
Provision for income taxes	23,528	1,857	(353)	N	25,032
Net income	$41,315	$1,634	$(717)		$42,232

Basic earnings per common share	$1.25				$1.27
Diluted earnings per common share	$1.22				$1.25
Basic shares outstanding	33,156				33,156
Diluted shares outstanding	33,912				33,912

(1)	This income statement represents the pro forma statement of Tinet S.p.A. as of December 31, 2009. The statement is derived from the U.S. GAAP operations of the predecessor company, Talia Srl. entered into from January 1, 2009 to the effective date of the legal merger (May 26, 2009) and the U.S. GAAP activity from May 27, 2009 through December 31, 2009 of Tinet S.p.A.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Neutral Tandem, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

All amounts in thousands of US dollars, except as noted otherwise

Note 1 Description of Acquisition and Basis of Presentation

On October 1, 2010 Neutral Tandem completed its acquisition of Tinet for $77.3 million. The purchase price was financed with cash from the Company’s balance sheet. $7.5 million of the cash consideration will be placed in escrow for a period of two years following the acquisition. In addition to the cash, the Company and Tinet recorded approximately $4.0 million for acquisition related costs, including legal, accounting and advisory services in its statement of income and repaid $31.1 million of Tinet’s debt as part of the closing.

The Acquisition will be accounted for under U.S. GAAP, using the acquisition method of accounting. Under this method, the purchase price for 100% ownership in Tinet is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is goodwill.

The allocation of the purchase price is based upon preliminary estimates of the fair value and has been made solely for purposes of preparing these statements. The actual allocation of the purchase price may differ significantly from the preliminary allocation due to adjustments to the purchase price and refinements of the fair values of the net assets acquired and liabilities assumed. Based on fair value estimates by management and independent appraisers, the preliminary purchase price has been allocated to individual assets acquired and liabilities assumed as of the closing date as follows:

Estimated purchase price
Cash	$77,330

Estimated purchase price	77,330
Historical equity attributable to Tinet shareholders :	$24,454
Elimination of Tinet’s historical goodwill and intangible assets	(30,586)
Fair Value of Customer relationship (1)	32,941
Fair Value of Contingent consideration (2)	340
Fair Value of IRU Contracts (3)	(68)
Fair value adjustment to property, plant and equipment	4,477
Deferred tax liability related to adjustments to customer relationship and property, plant and equipment	(4,457)
Residual Goodwill created from the acquisition	50,229
Estimated Purchase Price	$77,330

The net carrying value of all other assets and liabilities has been estimated to approximate the fair value.

(1)	Customer relationships were valued utilizing an income approach. In particular, they were valued utilizing a discounted cash flow method. This method is a valuation technique in which the value of an intangible asset is estimated based on the present value of its future economic benefits. The cash flows in the projection period are calculated by estimating each year’s revenue and associated expense items. After applying an attrition rate to the projected revenue stream generated by the intangible asset, expenses required to support the revenue-generating activity are subtracted from projected revenue. Additionally, capital charges associated with contributory assets that support the production of income are subtracted from the projected earnings stream to derive cash flow. Each year’s after-tax cash flow is then discounted to the transaction date at a rate of return commensurate with the risk involved in realizing those cash flows. The customer relationships will be amortized over 15 years.
(2)	U.S. GAAP requires that the consideration the acquirer transfers in exchange for the acquiree in a transaction includes any asset or liability resulting from a contingent consideration arrangement. The acquirer shall recognize the acquisition-date fair value of contingent consideration as part of the consideration transferred in exchange for the acquiree. The financial terms of the Transaction, provide for the return of up to $1.5 million of consideration in the event certain asset maintenance cost contracts are not successfully renegotiated prior to September 30, 2012 (the Contingent Consideration Asset). To value the Contingent Consideration Asset, the implied recovery from the escrow account was calculated in accordance with the Purchase Agreement as of the end of each quarterly period between December 31, 2010 and September 30, 2012. The concluded value for the Contingent Consideration Asset is based on the probability weighted result of each date calculated.
(3)

The Company has indefeasible rights of use (or “IRUs”) which represent contractual agreements between the operators of a communications cable or between the operator of a communications cable and a customer the needs this capacity to provide telecom services. It is defined as the exclusive, unrestricted, and indefeasible right to use the relevant capacity (including equipment, fibers or capacity) for any legal purpose. With the right to use the IRUs comes an obligation to pay a proportion of the operating cost and a similar proportion of the costs of maintaining the cable including any costs incurred repairing the cable after mishaps. These IRU contracts were valued utilizing an income approach. In particular, they were valued utilizing a discounted cash flow method. Specifically, the fair value was determined as the difference between the future maintenance costs and market leased line costs over the remaining contract term for each of the IRUs to determine whether an asset (or a liability) exists with respect to the IRUs. An IRU asset (liability) arises when the present value of the expected future leased line cost over the course of the IRU contract is greater (less) than the present value of the future maintenance expenses. Future maintenance costs are fixed based on the terms of the IRU contract. Based on the analysis, a decrease in the liability value of the outstanding contracts was determined as of September 30, 2010.

Note 2 - Historical financial statements of Tinet

The historical financial statements of Tinet, as of and for the nine-month period ended September 30, 2010 prepared in accordance with Italian GAAP, are included elsewhere in this Current Report on Form 8-K/A. A reconciliation of consolidated net income and net equity between Italian GAAP and U.S. GAAP as of and for nine-month period ended September 30, 2010 are included as a note thereto.

The historical U.S. GAAP Tinet column in the unaudited pro forma condensed combined balance sheet is derived from the audited Tinet Italian GAAP balance sheet as of September 30, 2010 included elsewhere in this Current Report on Form 8-K/A, and adjusted for the U.S. GAAP adjustments applied to the September 30, 2010 Italian GAAP balance sheet. The balance sheet was then translated from Euros into U.S. dollars using the foreign exchange rate at September 30, 2010 ($1.361).

The historical U.S. GAAP Tinet column in the unaudited condensed pro forma combined statement of income for the nine-month period September 30, 2010 is derived from the audited Italian GAAP statement of income for the nine months ended September 30, 2010 adjusted for US GAAP adjustments applied to the same period. The statement of income was then translated from Euros into U.S. Dollars using the average foreign exchange rate for the period January 1, 2010 through September 30, 2010 ($1.317). The historical U.S. GAAP Tinet column in the unaudited condensed pro forma combined statement of income for the year-ended December 31, 2009 is derived from the Italian GAAP statement of income adjusted for U.S. GAAP adjustments applied for the year then ended. The statement of income was then translated from Euros into U.S. Dollars using the average foreign exchange rate for the period January 1, 2009 through December 31, 2009 ($1.395).

Note 3 – Pro Forma Adjustments

Balance sheet pro forma adjustments

A	Reflects the purchase of 100% of Tinet shares utilizing $77.3 million of the Company’s cash at acquisition.

B	Reflects the repayment of $31.1 million of Tinet debt to third parties by the Company as part of the closing. On the date of closing, Neutral Tandem paid the debt on behalf of Tinet, in accordance with the terms of the purchase and related agreements. In addition, the $0.8 million of costs capitalized related to the financing of the debt, are herein eliminated as the debt is no longer outstanding.

C	Reflects the adjustment of $4.5 million to the historical carrying value of the Tinet property, plant and equipment to its estimated fair value. The property, plant and equipment will be depreciated over its assessed useful lives which range from 1 to 7 years.

D	Reflects the elimination of historical Tinet goodwill of $9.0 million and the addition of goodwill from the purchase price allocation of $50.2 million. Goodwill will be tested for impairment at least annually or more frequently if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

E	Reflects elimination of historical Tinet customer intangibles of $23.2 million and the addition of the fair value of the customer intangibles acquired as part of the transaction of $32.9 million.

F	Reflects the estimated fair value of contingent consideration related to the potential return of up to $1.5 million of consideration in the event asset maintenance contracts are not renegotiated prior to September 30, 2012.

G	Reflects transaction costs payable of $1.8 million incurred in connection on the date the Acquisition was consummated.

H	Reflects the elimination of all components of the historical equity of Tinet.

I	Reflects deferred tax liabilities created in the transaction resulting from the allocation of purchase price to assets in excess of their underlying tax basis. The assets are tax effected based upon the statutory rates in the countries in which the assets are located.

J	Reflects elimination of historical Tinet unfavorable IRU contracts of $2.5 million and the addition of the fair value of the unfavorable IRU contracts acquired as part of the transaction of $0.1 million.

Statement of operations pro forma adjustments

K	Acquisition expenses of $2.2 million were incurred in the nine months ended September 30, 2010 and are eliminated in the pro-forma statements in selling, general & administrative expense.

L	Adjustments related to an increase in depreciation and amortization expense related to an increase in the fair value of properties, plant and equipment and certain intangible assets acquired in connection with the purchase of Tinet. Intangible assets include customer relationships amortized over an estimated life of 15 years. Properties, plant and equipment is amortized over estimated lives of 1 to 7 years.

	Nine-Months Ended September 30, 2010	Twelve-Months Ended December 31, 2009
Additional depreciation expense for fair value step-up	$650	918
Intangible assets amortization expense	1,594	2,250
Historical Tinet intangible asset amortization expense	(1,232)	(1,739)

Total pro forma adjustment	$1,012	1,429

M	Adjustment relates to the decrease in interest income as a result of the Company’s use of cash to purchase Tinet.

N	Reflects the recognition of the income tax consequences of the pro forma adjustments identified above. The adjustments have been tax effected at the appropriate local statutory rates.

O	Adjustment relates to the decrease in interest expense as a result of the Company’s use of cash to pay off third party debt held by Tinet.